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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

For Further Information Contact:
Mr. Thomas H. Hicks
President & Chief Executive Officer
Phone   (954) 797-7960
Fax     (954) 797-8636


                      2Connect Files Plan of Reorganization

PLANTATION, FL (April 14, 1998) -- 2Connect Express, Inc. (OTC Bulletin Board:
CNTCU) today announced that it has filed a Plan of Reorganization and Disclosure Statement as the initial step in its preparation to emerge from its Chapter 11 proceeding. The Company filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code on January 12, 1998 in order to protect the interests of its creditors and shareholders. Subsequent to the filing the Company has closed seven (7) stores, liquidated excess inventory and reduced overhead. The Company has filed motions in the bankruptcy court to permit sale of remaining excess inventory by public auction and the bulk sale of excess corporate office furniture and fixtures. The Company's Plan of Reorganization anticipates the sale of all excess assets by approximately May 1, 1998. Remaining operating assets, contracts, leases, trademarks and the like are anticipated to be sold to Bobby Allison Cellular Systems of Florida, Inc. on or before the date of confirmation of the Plan by the court.

2Connect also announced that it did not seek an extension of its debtor-in-possession credit facility. The facility terminated on March 28, 1998 and the amount borrowed was paid in full including accrued interest.

Separately, the Company announced that its proposed merger with Bobby Allison Cellular Systems of Florida, Inc. ("Bobby Allison") whereby Bobby Allison would merge with and into the Company, continues in negotiation concerning the Merger Agreement and matters related thereto. The Company anticipates that these matters will be resolved by approximately May 1, 1998. The merger and related financing thereof would take place following 2Connect's emergence from the bankruptcy proceeding.

2Connect's Chief Executive Officer, Thomas H. Hicks, commented, "the Company is proceeding as planned with the liquidation of excess assets and company positioning preparatory for the anticipated merger. Although the Merger Agreement has taken longer to complete that earlier planned, we are confident that it will be consummated in the near term."

2Connect Express, Inc. is a specialty retailer and business to business marketer of communications related products and services under the name "2Connect, America's Total Communications Store." 2Connect is the first independent retailer and direct sales provider offering one stop shopping for communications related products and services to the individual and business community. 2Connect currently operates three stores in South Florida.